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                                                                    EXHIBIT 23.3

                    [KRONICK KALADA BERDY & CO. LETTERHEAD]

                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Pet Quarters, Inc.
Lonoke, Arkansas

We consent to incorporation by reference in the Registration Statement on Form S-1 of our report dated February 17, 1999, except for Note 8 dated December 10, 1999 relating to the combined statements of financial condition of Humboldt Industries, Inc. and Maplewood Industries, Inc. as of December 31, 1998 and the related combined statements of operations and deficit and of cash flows for the year then ended and to our report dated February 18, 1998 relating to the statements of financial condition of Humboldt Industries, Inc. as of December 31, 1997 and the related statements of operations and deficit and of cash flows for the year then ended.


June 29, 2000

                                   KRONICK KALADA BERDY & CO., P.C.